Exhibit 99.1

Sucampo Pharmaceuticals, Inc. Reports Third Quarter 2011 and Year to Date Financial Results

Conference Call Today at 5:00 pm Eastern

BETHESDA, Md.--(BUSINESS WIRE)--November 3, 2011--Sucampo Pharmaceuticals, Inc. (“Sucampo”), (NASDAQ: SCMP) (SPI), an international pharmaceutical company, today reported its consolidated financial results for the quarter and year-to-date ended September 30, 2011.

Sucampo reported a net loss of $4.1 million, or $0.10 per diluted share, for the third quarter compared to a net income of $1.9 million, or $0.05 per diluted share, for the same period in 2010. Sucampo reported a net loss of $20.0 million, or $0.48 per diluted share, for first nine months of 2011, compared to net income of $3.6 million, or $0.09 per diluted share, for the first nine months of 2010.

“As I have stated many times, we are committed to bringing novel medicines to patients with significant unmet medical needs on a global basis as well as vigorously protecting the value of our approved products. We are delighted that we are seeing some of the results of our labors. We successfully settled the dispute with Covance Inc. that managed our earlier phase 3 trials of lubiprostone for opioid-induced bowel dysfunction, or OBD. We now look forward to the results of our third phase 3 trial of lubiprostone for OBD by the year end. We also are on schedule to resolve our dispute with Takeda with the arbitration hearings currently set for December and a final decision thereafter,” said Ryuji Ueno, M.D., Ph.D., Ph.D., Chairman and Chief Executive Officer.

Dr. Ueno continued, “There are other visible results of our efforts. We made significant talent additions to Sucampo, by adding Dr. Daniel P. Getman to our Board of Directors, Mr. Cary J. Claiborne as CFO, Dr. Peter Lichtlen to our R&D team, and Mr. Greg Deener to our commercial organization. Their significant and varied expertise and insights strengthen our Board and senior management team considerably as we continue to grow the business.”

Financial Results for the Quarter and Year-to-Date

As previously reported, Sucampo Pharmaceuticals, Inc. acquired Sucampo AG (SAG) and its subsidiary Sucampo AG Japan (SAG-J) in December 2010. This transaction has been accounted for as a merger of companies under common control and at historical costs. The financial information for these entities is consolidated and presented in both the current and historical periods. Additional information on the effect of including SAG and its subsidiary has been highlighted within the commentary.

For the third quarter of 2011, Sucampo reported total revenue of $14.4 million, compared to $20.9 million for the same period in 2010. The key components of total revenue in the third quarter of 2011 included product royalty revenue of $10.6 million and R&D revenue of $2.9 million, which compare to $10.4 million and $9.1 million, respectively, in the same period of 2010. For the first nine months of 2011, Sucampo reported total revenue of $40.5 million, compared to $49.5 million for the same period in 2010. The key components of total revenue for the nine month period were product royalty revenue of $30.7 million and R&D revenue of $6.6 million, compared to $29.8 million and $15.9 million, respectively, in the same period of 2010. The increase in product royalty revenue was due to an increase in net sales as reported by Takeda Pharmaceuticals North America, Inc (Takeda) with which we have a collaboration agreement covering the United States and Canada. The decrease in R&D revenue was primarily due to completion of our Japanese clinical development program for lubiprostone under our agreement with Abbott Japan Co., Ltd., as we await the review of our new drug application, or NDA, by the Japanese Ministry of Health, Labour and Welfare that we filed in September, 2010.

Net sales of AMITIZA® (lubiprostone) as reported to us by Takeda, increased 1.1%, to $57.6 million, for the third quarter 2011, from the $57.0 million recorded in the same period in 2010. AMITIZA’s Total Prescriptions (TRx), as reported by IMS, grew by 8,400 TRx during the third quarter 2011. Net sales of AMITIZA as reported to us by Takeda for the nine months ended September 30, 2011, increased 3.0% to $169.6 million from the $164.7 million recorded in the same period in 2010. AMITIZA’s TRx growth, as reported by IMS, for the first nine months of 2011 increased 4.5% over the prior nine months and increased 6.3% over the same period last year.

Operating Expenses

R&D expenses were $8.7 million in the third quarter of 2011, compared to $6.3 million for the same period in 2010. For the first nine months of 2011, R&D expenses were $25.8 million, compared to $16.5 million for the same period of 2010. For both periods, the increase was primarily due to expenses associated with the ongoing third phase 3 clinical trial of lubiprostone for OBD and re-monitoring costs for previous trials which were the subject of the litigation with Covance Inc. We receive reimbursement from Takeda under our collaboration agreement for 50% of the expenses for the third phase 3 trial and the re-monitoring costs.

G&A expenses were $7.9 million in the third quarter of 2011, compared to $6.4 million for the same period last year. G&A expenses were $29.3 million for the nine months ended September 30, 2011, compared to $19.0 million for the nine months ended September 30, 2010, an increase of $10.3 million or 54%. For both periods, the increase in G&A expenses includes costs incurred from on-going legal, consulting and other professional expense relating primarily to on-going legal matters, including our dispute with Takeda, a separate dispute with Covance that has now been settled and consolidation of subsidiaries and SAG integration.

Selling and marketing expenses were $2.2 million for the third quarter of 2011, compared to $2.6 million for the same period last year. Selling and marketing expenses were $6.7 million for the nine months ended September 30, 2011, compared to $7.1 million for the nine months ended September 30, 2010, a decrease of $0.4 million or 6% primarily related to a reduction of expenses in Europe.

Non-Operating Income (Expense)

Non-operating income was $0.6 million in the third quarter of 2011, compared to non-operating expenses of $3.3 million for the same period in 2010. Non-operating expenses were $3.7 million for the nine months ended September 30, 2011, compared to non-operating expenses of $2.1 million for the same period in 2010. Non-operating expenses for the third quarter of 2011 included $0.6 million in loan note interest that is related to the SAG acquisition, compared to none for the same period last year. Non-operating expenses for the nine months ended September 30, 2011, included $1.8 million in loan note interest of which $1.7 million was related to the SAG acquisition, compared to none for the same period last year. The third quarter of 2011 includes a foreign exchange gain of $1.2 million compared to a loss of $3.4 million for the same period last year. The nine months ended September 30, 2011, includes a foreign exchange loss of $2.0 million compared to a loss of $2.6 million for the same period last year.

Net Income (Loss)

Net loss for the third quarter 2011 was $4.1 million, compared to net income of $1.9 million for the same period in 2010, which included a $0.5 million loss from SAG now incorporated in the results. Net loss for the first nine months of 2011 was $20.0 million, compared to net income of $3.6 million for the same period in 2010, which included $3.4 million income from SAG now incorporated in the results.

Comprehensive Income (Loss)

Comprehensive loss for the third quarter 2011 was $6.1 million, compared to comprehensive income of $6.1 million for the same period in 2010, which included $3.3 million income from SAG now incorporated in the results. Comprehensive loss for the third quarter 2011 includes $2.1 million foreign currency translation loss compared to a gain of $4.2 million in the same period last year.

Comprehensive loss for the first nine months of 2011 was $18.7 million, compared to comprehensive income of $6.1 million for the same period in 2010, which included $5.7 million income from SAG now incorporated in the results. Comprehensive loss for the first nine months of 2011 includes $1.2 million foreign currency translation gain compared to a gain of $2.5 million in the same period last year.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At September 30, 2011, cash, cash equivalents, restricted cash and investments were $104.6 million, compared to $123.9 million at December 31, 2010. At September 30, 2011, notes payable were $66.7 million, compared to $64.0 million at December 31, 2010, including current notes payable of $20.5 million at September 30, 2011, and $19.5 million at December 31, 2010.

In September 2011, the Board of Directors approved the repurchase of our Class A common stock under the previously approved repurchase plan, up to an aggregate of $2.0 million. As of the end of the quarter, we had repurchased 42,274 shares at an aggregate purchase price of $149,060.

Operational Highlights

  After the end of the 2011 third quarter, we settled a lawsuit against Covance Inc. regarding its performance of the OBD phase 3 clinical trials. As part of the settlement agreement, they agreed to pay us $10.0 million and cancel $1.1 million in outstanding invoices owed.
  As previously reported, we completed the enrollment of 447 patients into our third phase 3 clinical trial of lubiprostone in non-cancer pain patients with OBD excluding those patients taking methadone. The primary endpoint of this trial is an overall responder rate based on the change from baseline in the reported frequency of spontaneous bowel movements (SBMs). We expect to report top-line results of this trial in mid to late December 2011. If successful, the results of this trial will be used to support a regulatory filing in the U.S. and Europe during the first half of 2012.
  We continued to work on reaching a conclusion in the arbitration with Takeda at the International Court of Arbitration, International Chamber of Commerce. The opening submission and witness statements have been filed by the Company, and Takeda has submitted its responsive brief and witness statements. The Company’s reply brief and witness statements are currently scheduled to be filed in November 2011. The hearing on the Company’s claims is currently scheduled to conclude by the end of December 2011. It is not known if the arbitration will remain on schedule or how long thereafter the arbitration proceedings will conclude. The Company has spent and expects to spend significant resources in the dispute with Takeda, and these arbitration proceedings may require the continuing attention of the Company’s senior management.
  The review process for our NDA for lubiprostone for CIC, submitted in September 2010, to the Japanese Pharmaceuticals and Medical Devices Agency (PMDA), is proceeding as expected. We have had preliminary meetings with the PMDA. We anticipate receiving approval in early 2012. If successful, NDA approval will be followed by a reimbursement negotiation with the Japanese regulatory authorities.
  Throughout the 2011 third quarter, we continued our discussions with the Swiss reimbursement authorities regarding an appropriate price for lubiprostone for chronic idiopathic constipation or CIC. While those discussions continue, we are moving forward with plans to make AMITIZA available in Switzerland starting in 2012.
  During the 2011 third quarter, we continued to enroll patients into an exploratory clinical study of unoprostone isopropyl on ocular blood flow. We anticipate that the treatment phase of the exploratory clinical study will conclude by the end of 2011. This current exploratory clinical study will enable us to better design the protocol and endpoints for a dose-ranging phase 2 trial in a larger number of dry age-related macular degeneration (dry AMD) patients to determine if unoprostone isopropyl has potential as a treatment for dry AMD.
  In September, we signed a Loan Guarantee and Development Agreement with Numab AG (Numab), a company based in Switzerland. Under the terms of the agreement, Sucampo will provide Numab with up to 5.0 million Swiss francs as collateral for a loan to Numab from a third party. We may name up to four targets against which Numab will use their proprietary technology to discover high-affinity antibodies and to develop these to an Investigational New Drug (IND) ready stage. Numab is eligible for research support payments and discovery success-dependent fees. If a biologic is successfully developed, we may enter into a license agreement with Numab in which Numab will be entitled to clinical development milestone payments and increasing tiered royalties on net sales. We will be responsible for clinical development and will retain all commercial rights to any resulting biologic product.
  We have expanded the Board and senior management. In July 2011, Daniel P. Getman, Ph.D., joined our Board of Directors; in September 2011, Greg Deener joined as Vice President of Marketing, Strategy and Implementation; and in October 2011, Cary J. Claiborne, our Interim CFO since March 2011 joined as CFO. These individuals bring a significant range of industry and professional experience to the company. In September 2011, after five years of leading our R&D, Gayle R. Dolecek, P.D., M.P.H., was appointed Executive Advisor, R&D, reflecting a change to part-time employment. Dr. Dolecek’s responsibilities as Senior Vice President, Research & Development will be shared by Peter Lichtlen, M.D., Ph.D., Senior Medical Officer and Vice President of European Operations, and Taryn R. Joswick, Vice President, Clinical Development. Dr. Dolecek remains a member of our Board of Directors.

Progress towards key milestones for 2011

Sucampo management reiterated today that three of its five key milestones for 2011 have been achieved. They are:

  We completed enrollment into our third phase 3 clinical trial for lubiprostone for OBD. We expect to report top-line results of this trial by year-end 2011;
  We submitted an MAA for lubiprostone for the treatment of CIC in the United Kingdom; and
  We have integrated SAG into the SPI corporate structure, and in September 2011 consolidated our intellectual property in SAG.

The remaining two key milestones for 2011 are:

  Gain approval of a revised label for RESCULA to reflect the current state of scientific understanding on its mechanism of action. In the U.S. the current approved indication is the lowering of intraocular pressure (IOP) in open-angle glaucoma and ocular hypertension in patients who are intolerant of or insufficiently responsive to other IOP lowering medications; and
  Make substantial progress towards successfully resolving our dispute with our U.S. partner, Takeda.

Company to Host Conference Call Today

In conjunction with its third quarter and full year financial results, Sucampo will host a conference call today at 5:00 pm Eastern. To participate on the live call, please dial 800-573-4752 (domestic) or 1-617-224-4324 (international), and provide the participant passcode 24832084, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 1-617-801-6888 (international), with the passcode 65795051.

Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About unoprostone isopropyl

Sucampo holds development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the Peoples Republic of China. Unoprostone isopropyl first received marketing authorization in 1994 and was subsequently approved in over 40 countries, including approval in 2000 by the U.S. FDA.

About lubiprostone

Lubiprostone (trade named AMITIZA) is a local activator of ClC-2 chloride channels in cells lining the small intestine. Lubiprostone increases fluid secretion into the intestinal tract. This increased fluid level softens the stool, facilitating intestinal motility and bowel movements. It is reported that the type 2 chloride channels also play an important role in the restoration of tight junction complexes and in the recovery of barrier function in the body.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc., founded in the U.S. in 1996, is an international pharmaceutical company based in Bethesda, Maryland, focused on the discovery, development and commercialization of medicines based on prostones. The therapeutic potential of prostones, which occur naturally in the human body as a result of enzymatic (15-PGDH) transformation of certain fatty acids, was first identified by Ryuji Ueno, M.D., Ph.D., Ph.D., Sucampo Pharmaceuticals’ Chairman and Chief Executive Officer. Dr. Ueno founded Sucampo Pharmaceuticals in 1996 with Sachiko Kuno, Ph.D., founding Chief Executive Officer and currently Executive Advisor, International Business Development and a member of the Board of Directors. For more information about Sucampo Pharmaceuticals, please visit www.sucampo.com.

Sucampo Forward-Looking Statement

Any statements in this press release about future expectations, plans and prospects for Sucampo Pharmaceuticals are forward-looking statements made under the provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the words “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “will,” ”may” or other similar expressions. Forward-looking statements include statements about the potential utility of UF-021 to treat particular indications and expected data availability dates. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those described in Sucampo Pharmaceuticals’ filings with the Securities and Exchange Commission (SEC), including the annual report on Form 10-K for the year ended December 31, 2010, and other periodic reports filed with the SEC. Any forward-looking statements in this press release represent Sucampo Pharmaceuticals’ views only as of the date of this release and should not be relied upon as representing its views as of any subsequent date. Sucampo Pharmaceuticals anticipates that subsequent events and developments will cause its views to change. However, while Sucampo Pharmaceuticals may elect to update these forward-looking statements publicly at some point in the future, Sucampo Pharmaceuticals specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Research and development revenue	$2,885	$9,072	$6,591	$15,918
Product royalty revenue	10,563	10,400	30,724	29,785
Co-promotion revenue	769	1,282	2,768	3,357
Contract and collaboration revenue	155	154	463	459
Total revenues	14,372	20,908	40,546	49,519

Operating expenses:
Research and development	8,725	6,262	25,838	16,483
General and administrative	7,926	6,409	29,317	19,019
Selling and marketing	2,243	2,602	6,689	7,102
Total operating expenses	18,894	15,273	61,844	42,604

Income (loss) from operations	(4,522)	5,635	(21,298)	6,915
Non-operating income (expense):
Interest income	35	114	160	505
Interest expense	(619)	-	(1,844)	-
Other income (expense), net	1,224	(3,384)	(2,033)	(2,560)
Total non-operating income (expense), net	640	(3,270)	(3,717)	(2,055)

Income (loss) before income taxes	(3,882)	2,365	(25,015)	4,860
Income tax benefit (provision)	(196)	(418)	5,009	(1,301)
Net income (loss)	$(4,078)	$1,947	$(20,006)	$3,559

Net income (loss) per share:
Basic net income (loss) per share	$(0.10)	$0.05	$(0.48)	$0.09
Diluted net income (loss) per share	$(0.10)	$0.05	$(0.48)	$0.09
Weighted average common shares outstanding - basic	41,877	41,849	41,864	41,848
Weighted average common shares outstanding - diluted	41,877	41,849	41,864	41,851

Comprehensive income (loss):
Net income (loss)	$(4,078)	$1,947	$(20,006)	$3,559
Other comprehensive income (loss):
Unrealized gain on investments, net of tax effect	100	12	108	5
Foreign currency translation	(2,121)	4,161	1,161	2,546
Comprehensive income (loss)	$(6,099)	$6,120	$(18,737)	$6,110

Sucampo Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except share data)

	September 30,	December 31,
	2011	2010
ASSETS:

Current assets:
Cash and cash equivalents	$55,267	$49,243
Investments, current	30,718	54,524
Product royalties receivable	10,563	10,516
Unbilled accounts receivable	1,774	1,097
Accounts receivable, net	1,139	731
Prepaid and income taxes receivable	-	702
Deferred tax assets, net	6,328	243
Restricted cash, current	15,113	15,113
Prepaid expenses and other current assets	1,663	2,374
Total current assets	122,565	134,543

Investments, non-current	1,248	5,028
Property and equipment, net	1,756	2,025
Deferred tax assets, non-current	5,974	4,178
Restricted cash, non-current	2,229	-
Other assets	9,046	3,499
Total assets	$142,818	$149,273

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$6,254	$4,199
Accrued expenses	18,533	10,216
Deferred revenue, current	2,642	4,987
Income taxes payable	1,668	-
Notes payable, current	20,538	19,522
Total current liabilities	49,635	38,924

Notes payable, non-current	46,158	44,439
Deferred revenue, non-current	7,283	8,321
Other liabilities	3,766	3,759
Total liabilities	106,842	95,443

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at September 30, 2011 and December 31, 2010; no shares issued and outstanding at September 30, 2011 and December 31, 2010	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at September 30, 2011 and December 31, 2010; 15,687,553 and 15,659,917 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively	156	156
Class B common stock, $0.01 par value; 75,000,000 shares authorized at September 30, 2011 and December 31, 2010; 26,191,050 shares issued and outstanding at September 30, 2011 and December 31, 2010	262	262
Additional paid-in capital	59,500	58,468
Accumulated other comprehensive income	17,843	16,574
Treasury stock, at cost; 42,274 shares	(149)	-
Accumulated deficit	(41,636)	(21,630)
Total stockholders' equity	35,976	53,830
Total liabilities and stockholders' equity	$142,818	$149,273

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)
(in thousands)

(In thousands of U.S. dollars)	Americas	Europe	Asia	Consolidated
Three Months Ended September 30, 2011
Research and development revenue	$2,658	$-	$227	$2,885
Product royalty revenue	10,563	-	-	10,563
Co-promotion revenue	769	-	-	769
Contract and collaboration revenue	141	-	14	155
Total revenues	14,131	-	241	14,372
Research and development expenses	6,552	965	1,208	8,725
Depreciation and amortization	215	167	(6)	376
Other operating expenses	9,014	403	376	9,793
Loss from operations	(1,650)	(1,535)	(1,337)	(4,522)
Interest income	32	2	1	35
Interest expense	-	(576)	(43)	(619)
Other non-operating income (expense), net	(10)	1,463	(229)	1,224
Loss before income taxes	$(1,628)	$(646)	$(1,608)	$(3,882)
Capital expenditures	$15	$3	$86	$104

Three Months Ended September 30, 2010
Research and development revenue	$1,325	$-	$7,747	$9,072
Product royalty revenue	10,400	-	-	10,400
Co-promotion revenue	1,282	-	-	1,282
Contract and collaboration revenue	141	-	13	154
Total revenues	13,148	-	7,760	20,908
Research and development expenses	3,074	285	2,903	6,262
Depreciation and amortization	228	16	10	254
Other operating expenses	7,857	557	343	8,757
Income (loss) from operations	1,989	(858)	4,504	5,635
Interest income	112	1	1	114
Other non-operating income (expense), net	(10)	(3,205)	(169)	(3,384)
Income (loss) before income taxes	$2,091	$(4,062)	$4,336	$2,365
Capital expenditures	$74	$-	$11	$85

Nine Months Ended September 30, 2011
Research and development revenue	$5,555	$-	$1,036	$6,591
Product royalty revenue	30,724	-	-	30,724
Co-promotion revenue	2,768	-	-	2,768
Contract and collaboration revenue	424	-	39	463
Total revenues	39,471	-	1,075	40,546
Research and development expenses	19,465	2,352	4,021	25,838
Depreciation and amortization	668	325	33	1,026
Other operating expenses	33,232	807	941	34,980
Income (loss) from operations	(13,894)	(3,484)	(3,920)	(21,298)
Interest income	155	3	2	160
Interest expense	-	(1,719)	(125)	(1,844)
Other non-operating income (expense), net	(21)	(1,779)	(233)	(2,033)
Income (loss) before income taxes	$(13,760)	$(6,979)	$(4,276)	$(25,015)
Capital expenditures	$93	$6,003	$188	$6,284

Nine Months Ended September 30, 2010
Research and development revenue	$3,898	$-	$12,020	$15,918
Product royalty revenue	29,785	-	-	29,785
Co-promotion revenue	3,357	-	-	3,357
Contract and collaboration revenue	424	-	35	459
Total revenues	37,464	-	12,055	49,519
Research and development expenses	6,979	563	8,941	16,483
Depreciation and amortization	668	22	28	718
Other operating expenses	23,122	1,373	908	25,403
Income (loss) from operations	6,695	(1,958)	2,178	6,915
Interest income	499	2	4	505
Other non-operating income (expense), net	(42)	(2,196)	(322)	(2,560)
Income (loss) before income taxes	$7,152	$(4,152)	$1,860	$4,860
Capital expenditures	$228	$2	$15	$245

CONTACT:
Sucampo Pharmaceuticals, Inc.
Kate de Santis, 1-240-223-3834
kdesantis@sucampo.com